Exhibit 4.5.1

CHESAPEAKE ENERGY CORPORATION

and

the Subsidiary Guarantors named herein

7.5% SENIOR NOTES DUE 2013

SIXTEENTH SUPPLEMENTAL INDENTURE

DATED AS OF OCTOBER 14, 2008

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

as Trustee

THIS SIXTEENTH SUPPLEMENTAL INDENTURE, dated as of October 14, 2008, is among Chesapeake Energy Corporation, an Oklahoma corporation (the “Company”), each of the parties identified under the caption “Subsidiary Guarantors” on the signature page hereto (the “Subsidiary Guarantors”) and The Bank of New York Mellon Trust Company, N.A., as Trustee.

RECITALS

WHEREAS, the Company, the Subsidiary Guarantors party thereto and the Trustee entered into an Indenture, dated as of March 5, 2003, as supplemented prior to the date hereof (the “Indenture”), pursuant to which the Company has originally issued $300,000,000 in principal amount of 7.5% Senior Notes due 2013 (the “Notes”);

WHEREAS, Section 9.01 of the Indenture provides that the Company, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture without notice to or consent of any Holder to reflect the release of any Subsidiary Guarantor, as provided for in the Indenture;

WHEREAS, each of Arkansas Midstream Gas Services Corp., an Arkansas corporation (“AMGS”), Bluestem Gas Services, L.L.C., an Oklahoma limited liability company (“Bluestem”), Texas Midstream Gas Services, L.L.C., an Oklahoma limited liability company (“TMGS”), AMGS, L.L.C., an Arkansas limited liability company (“AMGS LLC”), Chesapeake Midstream Gas Services, L.L.C., an Oklahoma limited liability company (“CMGS”), Chesapeake Midstream Partners, L.P., a Delaware limited partnership (“Midstream Partners”), Chesapeake Midstream Management, L.L.C., a Delaware limited liability company (“Midstream Management”), Chesapeake Midstream Operating, L.L.C., an Oklahoma limited liability company (“Midstream Operating”), Louisiana Midstream Gas Services, L.L.C., an Oklahoma limited liability company (“LMGS”), and Oklahoma Midstream Gas Services, L.L.C, an Oklahoma limited liability company (“OMGS”) (collectively, the “Midstream Entities”), is a Restricted Subsidiary under the Indenture;

WHEREAS, the Company has taken all action required to designate such entities as Unrestricted Subsidiaries under the Indenture;

WHEREAS, AMGS, Bluestem and TMGS are Subsidiary Guarantors under the Indenture;

WHEREAS, AMGS LLC, CMGS, Midstream Partners, Midstream Management, Midstream Operating, LMGS and OMGS (together, the “New Subsidiaries”) are newly formed entities and have not become Subsidiary Guarantors under the Indenture;

WHEREAS, the Company has taken all actions required to effect the release, pursuant to Section 10.04 of the Indenture, of AMGS, Bluestem and TMGS from their guarantees and related obligations under the Indenture;

WHEREAS, upon the effectiveness of their designation as Unrestricted Subsidiaries, the New Subsidiaries will not be required to be Subsidiary Guarantors under the Indenture; and

WHEREAS, all acts and things prescribed by the Indenture, by law and by the charter and the bylaws (or comparable constituent documents) of the Company, of the Subsidiary Guarantors and of the Trustee necessary to make this Sixteenth Supplemental Indenture a valid instrument legally binding on the Company, the Subsidiary Guarantors and the Trustee, in accordance with its terms, have been duly done and performed;

NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Company, the Subsidiary Guarantors and the Trustee covenant and agree for the equal and proportionate benefit of the respective Holders of the Notes as follows:

ARTICLE 1

Section 1.01. This Sixteenth Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.

Section 1.02. This Sixteenth Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Company, the Subsidiary Guarantors and the Trustee.

ARTICLE 2

Section 2.01. The Board of Directors of the Company has adopted the resolutions attached hereto as Annex A designating AMGS, Bluestem, TMGS and the New Subsidiaries as Unrestricted Subsidiaries under the Indenture, and the conditions precedent to such designation set forth therein have occurred. AMGS, Bluestem, TMGS and the New Subsidiaries are hereby designated as Unrestricted Subsidiaries under the Indenture. This Sixteenth Supplemental Indenture constitutes notice to the Trustee of such designations in accordance with the requirements of the Indenture.

Section 2.02. AMGS, Bluestem and TMGS are hereby released from their guarantees and related obligations under the Indenture and will hereafter cease to be Subsidiary Guarantors under, or parties to, the Indenture. The notation on the Securities relating to the Guarantee shall be deemed to exclude the names of AMGS, Bluestem and TMGS and the signatures of Officers of AMGS, Bluestem, and TMGS on their behalf.

ARTICLE 3

Section 3.01. Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms with all capitalized terms used herein without definition having the same respective meanings ascribed to them as in the Indenture.

Section 3.02. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Sixteenth Supplemental Indenture. This Sixteenth Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto.

The Trustee makes no representations as to the validity or sufficiency of this Ninth Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and Subsidiary Guarantors and not of the Trustee.

Section 3.03. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE AND ENFORCE THIS SIXTEENTH SUPPLEMENTAL INDENTURE.

Section 3.04. The parties may sign any number of copies of this Sixteenth Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Sixteenth Supplemental Indenture to be duly executed, all as of the date first written above.

/s/ Jennifer M. Grigsby
Jennifer M. Grigsby

Senior Vice President, Treasurer & Corporate Secretary of the Company and of the Subsidiaries listed below:

Corporate Subsidiaries:

ARKANSAS MIDSTREAM GAS SERVICES CORP.
CHESAPEAKE ENERGY LOUISIANA CORPORATION
CHESAPEAKE ENERGY MARKETING, INC.
DIAMOND Y ENTERPRISE, INCORPORATED
GENE D. YOST & SON, INC.

CHESAPEAKE OPERATING, INC.,
On behalf of itself and, as general partner, the following limited partnership:

CHESAPEAKE LOUISIANA, L.P.

Limited Liability Company Subsidiaries:

BLUESTEM GAS SERVICES, L.L.C.
CARMEN ACQUISITION, L.L.C.
CHESAPEAKE APPALACHIA, L.L.C.
CHESAPEAKE EXPLORATION, L.L.C.
CHESAPEAKE LAND COMPANY, L.L.C.
CHESAPEAKE ROYALTY, L.L.C.
CHK HOLDINGS, L.L.C.,
GOTHIC PRODUCTION, L.L.C.
HAWG HAULING & DISPOSAL, L.L.C.
HODGES TRUCKING COMPANY, L.L.C.
MC MINERAL COMPANY, L.L.C.
MIDCON COMPRESSION, L.L.C.
NOMAC DRILLING, L.L.C.
TEXAS MIDSTREAM GAS SERVICES, L.L.C.

TRUSTEE:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Linda Garcia
Name:	Linda Garcia
Title:	Vice President